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                                 UNITED STATES                      199
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 SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.  1    )*


(Name of Issuer	QUINTILES TRANSNATIONAL CORP

(Title of Class of Securities):	COMMON STOCK

(CUSIP Number)	74876710


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP NO.	74876710

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             LINCOLN CAPITAL MANAGEMENT COMPANY
             EMPLOYER I.D.# 36-267-4407

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) [ ]
	(b) [ ]
3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

             200 S. WACKER DRIVE, SUITE 2100
             CHICAGO, IL 60606

5  SOLE VOTING POWER	0


  NUMBER OF
   SHARES       6  SHARED VOTING POWER	0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING     7  SOLE DISPOSITIVE POWER	0
   PERSON
    WITH
                8  SHARED DISPOSITIVE POWER	0


9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0


10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0%


12 TYPE OF REPORTING PERSON*	IA


*SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G
                                 ------------

                                  STATEMENT
                                  ---------



Item 1.  (a)  Name of Issuer:
	QUINTILES TRANSNATIONAL CORP.

         (b)  Address of Issuer's Principal Executive Offices:
	4907 CREEKSTONE DRIVE, SUITE 300
                  DURHAM, NC 27703

Item 2.  (a)  Name of Person Filing:

                    LINCOLN CAPITAL MANAGEMENT COMPANY

         (b)  Address of Principal Business Office:

                    200 SOUTH WACKER DRIVE
                    SUITE 2100
                    CHICAGO, IL 60606

         (c)  Citizenship:

                    NOT APPLICABLE

         (d)  Title of Class of Securities:

                    COMMON STOCK

         (e)  CUSIP Number:	74876710



Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is an:

         (E)  INVESTMENT ADVISER REGISTERED UNDER SECTION 203
              OF THE INVESTMENT ADVISERS ACT OF 1940.

Item 4.  Ownership:

         (a)  Amount of Beneficially Owned: 0

         (b)  Percent of Class: 0%

         (c)  Number of shares as to which such person has:

             (i)    sole power to vote or to direct the vote:  0
             (ii)   shared power to vote or to direct the vote: 0
             (iii)  sole power to dispose or to direct the disposition of: 0
             (iv)   shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class.

                  NOT APPLICABLE.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  NOT APPLICABLE.

                  LINCOLN CAPITAL MANAGEMENT, A CORPORATION, DECLAIMS BEING THE "BENEFICIAL OWNER" OF THIS STOCK IN TERMS USUALLY USED TO DESCRIBE "BENEFICIAL," SUCH AS "RECEIVING FOR ONE'S OWN BENEFIT." LINCOLN CAPITAL IS MERELY AN AGENT FOR ITS CLIENTS.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding Company.

                  NOT APPLICABLE.

Item 8.  Identification and Classification of Members of the Group.

                  NOT APPLICABLE.

ITEM 9.  Notice of Dissolution of Group.

                  NOT APPLICABLE.

Item 10. Certification:

         The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b).

         BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE
         AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

         AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
         BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.




         Signature:
                     ------------------------------------
         Date:       10/12/99
                     ------------------------------------
         Name/Title:      J. PARKER HALL III, CEO
                     ------------------------------------







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